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                   [Letterhead]

                                 October 22, 1997


Granite Broadcasting Corporation
767 Third Avenue
34th Floor
New York, New York 10017

Ladies and Gentlemen:

     We have acted as counsel to Granite Broadcasting Corporation, a Delaware corporation (the "Company"), in connection with the registration of 1,100,000 shares of Common Stock (Nonvoting), par value $.01 per share (the "Common Stock (Nonvoting)") of the Company, pursuant to Amendment No. 2 to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended, and the proposed sale of the Common Stock (Nonvoting) to the public.

     In our opinion, the shares of Common Stock (Nonvoting) registered under the Registration Statement have been duly authorized for issuance by the Company, and are (or, with respect to shares issuable by the Company, upon proper issuance and delivery thereof in accordance with the agreement(s) governing such issuances, will be) validly issued, fully paid and non-assessable.

     We consent to the inclusion of this opinion in the Registration Statement and reference to our firm under the caption "Legal Opinion" in the Prospectus included in the Registration
Statement.

                                 Very truly yours,



                                 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.